Exhibit 99.1

ALTRIA REPORTS 2009 FIRST-QUARTER RESULTS

•	Altria’s 2009 first-quarter adjusted diluted earnings per share from continuing operations up 5.4% to $0.39 versus $0.37 in the first quarter of 2008

•

Altria’s 2009 first-quarter reported diluted earnings per share from continuing operations were $0.28 versus $0.29 in the first quarter of 2008 due to one-time charges related to the acquisition of UST Inc. as well as higher interest expense

•

Altria reaffirms its 2009 guidance for adjusted diluted earnings per share from continuing operations in the range of $1.70 to $1.75, representing a growth rate of 3% to 6% from a base of $1.65 per share in 2008

•	Altria forecasts 2009 guidance for reported diluted earnings per share from continuing operations in the range of $1.47 to $1.52

•	Cigarettes segment’s operating companies income up 10.7% on an adjusted basis and 9.9% on a reported basis versus the first quarter of 2008

•	USSTC’s premium retail share stabilizes in the southeast region and the integration of UST Inc. is proceeding as planned

RICHMOND, Va. April 22, 2009 – Altria Group, Inc. (Altria) (NYSE: MO) today announced 2009 first-quarter reported diluted earnings per share (EPS) from continuing operations of $0.28 versus $0.29 in the first quarter of 2008, down 3.4% versus the prior-year period. Reported results were impacted by higher interest expense versus the prior-year period, charges related to the acquisition of UST Inc. (UST), and lower SABMiller plc (SABMiller) equity earnings. These factors were partially offset by higher operating companies income (OCI) from cigarettes, cigars and financial services, as well as the OCI contribution from the UST acquisition, and lower general corporate expenses. Altria’s adjusted 2009 first-quarter diluted EPS from continuing operations increased 5.4% to $0.39 versus $0.37 in the first quarter of 2008 as shown in Table 1 below.

“Altria delivered solid business results in the first quarter in a challenging economic environment,” said Michael E. Szymanczyk, Chairman and Chief Executive Officer of Altria. “Our cigarette business performed particularly well in the quarter, with strong adjusted operating companies income growth and Marlboro retail share gains.”

6601 West Broad Street, Richmond, VA 23230

“We are also pleased to have completed the UST acquisition, and the integration is proceeding very well,” Mr. Szymanczyk said. “USSTC has already taken a number of important steps to enhance the value equation on its leading premium brands. In the southeast region, USSTC’s premium retail share has responded well to our investment spending and has stabilized.”

Table 1 – Altria’s Adjusted First-Quarter Results Excluding Special Items

	First Quarter
	2009	2008	Change
Reported diluted EPS from continuing operations	$0.28	$0.29	(3.4)%
Exit, integration and implementation costs	0.05	0.08
Gain on sale of corporate headquarters building	—	(0.12)
Loss on early extinguishment of debt	—	0.12
UST acquisition-related costs*	0.06	—

Adjusted diluted EPS from continuing operations	$0.39	$0.37	5.4%

* Excludes exit and integration costs

Cost Management

Altria and its companies achieved $140 million in cost savings in the first quarter of 2009. Altria expects to achieve approximately $720 million in additional cost savings by 2011 for total cost reductions of $1.5 billion versus 2006, as shown in Table 2 below.

Table 2 – Altria and its Operating Companies Cost Reduction Initiatives

($ in Millions)

	Cost Savings Achieved		Additional Cost Savings Expected by	Total Cost Savings Expected
	2007/2008	Q1 2009	2011
Corporate expense and SG&A	$640	$140	$532	$1,312
Manufacturing optimization program	—	—	188	188

Totals	$640	$140	$720	$1,500

Note: Altria expects to generate an estimated $300 million in UST integration cost savings by 2011. UST integration costs savings are included in the Corporate Expense and SG&A line item beginning in 2009.

Cabarrus Cigarette Manufacturing Closure Update

Philip Morris USA (PM USA) announced today that it will cease production at its Cabarrus cigarette manufacturing facility and complete the consolidation of manufacturing capacity into its Richmond facility by the end of July 2009. PM USA first announced in June 2007 that it would be closing the Cabarrus facility. That decision was made to address manufacturing overcapacity resulting from ongoing declines in U.S. cigarette volume and reduced contract manufacturing. PM USA is taking this action to address ongoing cigarette volume declines, including the projected impact of the recently enacted federal excise tax increase. The company expects to complete the de-commissioning of the Cabarrus facility during 2010.

The Cabarrus facility closure is part of the Manufacturing Optimization Program, which is expected to deliver ongoing annual savings of $188 million by 2011. Altria expects to incur pre-tax charges of approximately $260 million related primarily to this initiative in 2009, including $37 million taken in the first quarter. In 2010, Altria expects to incur additional pre-tax charges of $35 million.

UST Acquisition Completed January 6, 2009

On January 6, 2009, Altria completed the acquisition of UST and its subsidiaries, U.S. Smokeless Tobacco Company (USSTC) and Ste. Michelle Wine Estates (SMWE). Financial results from UST and its subsidiaries from January 6 through March 31, 2009 are included in Altria’s 2009 first-quarter consolidated and segment results.

The UST integration is currently on schedule and within budget, and Altria expects to absorb substantially all of the costs related to the UST acquisition in 2009. In the first quarter of 2009, Altria incurred $283 million in acquisition-related charges as well as restructuring and integration costs. Altria expects to incur additional charges of approximately $160 million in 2009 and $40 million in 2010 related to the transaction and restructuring.

Altria completed the financing related to the UST acquisition primarily through the issuance of long-term debt. In February 2009, Altria issued $4.2 billion of notes with 5-, 10- and 30-year maturities and coupon rates of 7.75%, 9.25% and 10.2%, respectively. In December 2008, Altria issued $775 million of notes with an 18-month maturity and a coupon rate of 7.125%. In November 2008, Altria issued $6 billion of notes with 5-, 10- and 30-year maturities and coupon rates of 8.5%, 9.7% and 9.95%, respectively. The net proceeds of these long-term note issuances were used to finance the acquisition of UST, including the refinancing of the $4.3 billion term bridge loan facility that Altria entered into in December 2008.

Altria expects the UST acquisition to be accretive to its adjusted diluted earnings per share in 2010. Altria believes the acquisition may be accretive in 2009, depending upon the timing of the realization of integration cost savings, brand responsiveness to investment spending and moist smokeless category growth trends.

2009 Full Year Earnings Per Share Guidance

On a reported basis, Altria forecasts 2009 full year reported diluted earnings per share from continuing operations in the range of $1.47 to $1.52. This forecast includes estimated charges of approximately $0.23 per share related to exit, integration and implementation costs and UST acquisition-related costs. Altria forecasts a 3% to 6% growth rate in the range of $1.70 to $1.75 for 2009 full year adjusted diluted earnings per share from continuing operations from an adjusted base of $1.65 per share in 2008. This forecast reflects higher tobacco excise taxes, investment spending on smokeless tobacco brands, ongoing cost reduction initiatives, increased pension expenses and no share repurchases. The factors described in the Forward-Looking and Cautionary Statements section of this release represent continuing risks to these projections.

A reconciliation of reported and adjusted diluted earnings per share from continuing operations is shown in Table 3 below.

Table 3 – Altria’s Full Year EPS Forecast Excluding Special Items

	Full Year
	2009	2008	Change
Reported diluted EPS from continuing operations	$1.47 to $1.52	$1.48
Exit, integration and implementation costs	0.17	0.15
Gain on sale of corporate headquarters building	—	(0.12)
Loss on early extinguishment of debt	—	0.12
SABMiller intangible asset impairments	—	0.03
Tax items	—	(0.03)
UST acquisition-related costs*	0.06	0.02

Adjusted diluted EPS from continuing operations	$1.70 to $1.75	$1.65	3% to 6%

* Excludes exit and integration costs

Reporting Segments

Altria has revised its reporting segments as a result of the UST acquisition. Beginning in the first quarter of 2009, Altria’s reporting segments are Cigarettes, manufactured by PM USA;

Smokeless Products, manufactured by USSTC and PM USA; Cigars, manufactured by John Middleton Co. (Middleton); Wine, produced by SMWE; and Financial Services, provided by Philip Morris Capital Corporation (PMCC).

Conference Call

A conference call with the investment community and news media will be webcast on April 22, 2009 at 9:00 a.m. Eastern Time. Access to the webcast is available at www.altria.com.

ALTRIA GROUP, INC.

Altria’s management reviews OCI, which is defined as operating income before corporate expenses and amortization of intangibles, to evaluate segment performance and allocate resources. Altria’s management also reviews OCI, operating margins and EPS on an adjusted basis, which excludes certain income and expense items that management believes are not part of underlying operations because such items can obscure underlying business trends. Management believes it is appropriate to disclose these measures to help investors analyze underlying business performance and trends. Such adjusted measures are regularly provided to management for use in the evaluation of segment performance and allocation of resources. For a reconciliation of operating companies income to operating income, see the Consolidated Statements of Earnings contained in this release. Reconciliations of adjusted measures to corresponding GAAP measures are also provided in the release. All references in this news release are to continuing operations, unless otherwise noted.

As a result of the spin-off of Philip Morris International Inc. (PMI) in the first quarter of 2008, our reported results reflect PMI as a discontinued operation for the first quarter of 2008. Revenues and operating companies income for PMI are therefore excluded from Altria’s continuing results.

Altria’s 2009 First-Quarter Results

Altria’s net revenues increased 2.6% to $4.5 billion due primarily to the acquisition of UST. Operating income of $1.2 billion decreased 1.8% due primarily to the 2008 gain on the sale of the corporate headquarters building and higher expenses related to the acquisition of UST in 2009, partially offset by higher OCI and lower general corporate expenses in 2009. Earnings from continuing operations decreased 4.1% to $589 million primarily due to higher interest expense related to the UST acquisition and lower SABMiller equity earnings, partially offset by a 2008 loss on the early retirement of debt related to the PMI spin-off. Net earnings attributable to Altria, which include PMI as a discontinued operation in 2008, decreased 76.0% to $589 million.

CIGARETTES

2009 First-Quarter Results

Net revenues for cigarettes decreased 8.0% to $3.9 billion, and revenues net of excise taxes decreased 6.6% to $3.2 billion. Revenue decreases were driven primarily by lower volume, partially offset by list price increases and lower promotional allowance rates. Cigarettes revenues are summarized in Table 4 below.

Table 4 – Cigarettes: Revenues ($ Millions)

	First Quarter
	2009	2008	Change
Net Revenues	$3,896	$4,233	(8.0)%
Excise taxes on cigarettes	(680)	(791)

Revenues net of excise taxes	$3,216	$3,442	(6.6)%

For the first quarter of 2009, reported OCI for cigarettes increased 9.9% versus the prior-year period to $1.1 billion, due to list price increases, lower promotional allowance rates, decreased promotional volume and lower SG&A spending, partially offset by lower volume and higher charges primarily related to the previously announced closure of the Cabarrus manufacturing facility. Excluding the exit and implementation costs, adjusted OCI for cigarettes increased by 10.7% to $1.2 billion and adjusted OCI margins increased by 5.7 percentage points versus the prior-year period, as shown in Table 5 below.

Table 5 – Cigarettes: OCI ($ Millions)

	First Quarter
	2009	2008	Change
Reported OCI	$1,143	$1,040	9.9%
Exit and implementation	37	26

Adjusted OCI	$1,180	$1,066	10.7%

Adjusted OCI margin*	36.7%	31.0%	5.7 pp

* Adjusted OCI margins are calculated as adjusted OCI, divided by revenues net of excise taxes.

PM USA’s domestic cigarette shipment volume of 34.4 billion units was 14.2% lower than the prior-year period, but was estimated to be down 5.7% when adjusted for changes in trade inventories and calendar differences. In March, PM USA’s shipment volume was negatively impacted as wholesalers and retailers depleted their inventories of PM USA’s brands in anticipation of the April 1, 2009 federal excise tax (FET) increase. PM USA believes that trade inventory levels were reduced towards the end of the quarter to minimize floor tax payments. In April, the trade began to rebuild their inventories of PM USA’s brands. Total cigarette industry volume was down an estimated 5% in the first quarter of 2009 when adjusted for trade inventory changes and calendar differences.

Effective in the first quarter of 2009, cigarettes segment retail share results are based on a new retail tracking service, the IRI/Capstone Integrated Retail Panel. This new service was developed to provide a comprehensive measure of market share in retail outlets selling cigarettes similar to the previous service. Market share data for 2008 has been restated to reflect this new service.

Marlboro achieved strong quarterly share results in the first quarter, gaining 0.5 share points to 42.4% versus the prior-year period. PM USA’s total cigarette retail share declined 0.3 share points versus the prior-year period. PM USA’s cigarette volume and brand share performance are summarized in Table 6 below.

Table 6 – Cigarettes: Volume and Retail Share

	First Quarter
	Volume (Billion Units)			Retail Share
	2009	2008	Change	2009	2008	Change
Marlboro	29.1	33.2	(12.4)%	42.4	41.9	0.5 pp
Parliament	0.9	1.3	(34.7)%	1.7	1.9	(0.2) pp
Virginia Slims	1.2	1.5	(17.6)%	1.9	2.1	(0.2) pp
Basic	2.4	3.1	(22.0)%	3.6	3.9	(0.3) pp

Focus Brands	33.6	39.1	(14.1)%	49.6	49.8	(0.2) pp
Other	0.8	1.0	(18.1)%	1.3	1.4	(0.1) pp

Total Cigarettes	34.4	40.1	(14.2)%	50.9	51.2	(0.3) pp

Note: Volume includes units sold as well as promotional units, and excludes Puerto Rico, U.S. Territories, Overseas Military, and Duty Free; percent volume change calculation is based on millions of units. Retail share performance is based on data from the Information Resources, Inc. IRI/Capstone Integrated Retail Panel, which is a tracking service that uses a sample of stores to project market share performance in retail stores selling cigarettes. The panel was not designed to capture sales through other channels, including the Internet and direct mail.

SMOKELESS PRODUCTS

2009 First-Quarter Results

Altria acquired UST and its smokeless tobacco business, USSTC, on January 6, 2009. As a result, USSTC’s financial results from January 6 through March 31, 2009 are included in Altria’s 2009 first quarter consolidated and segment results. In addition, the smokeless products segment includes Marlboro smokeless products.

Net revenues for the smokeless products segment were $298 million, and revenues net of excise taxes were $286 million. As a result of charges related to the acquisition of UST, actions taken to enhance the value equation on moist smokeless tobacco (MST) brands and costs associated with Marlboro smokeless products, the smokeless products segment reported an operating companies loss of $2 million. This loss was due primarily to pre-tax charges of $128 million related to the UST acquisition, consisting primarily of employee separation costs, integration costs and inventory adjustments. Additionally, first-quarter OCI results were further negatively impacted by important steps USSTC took to enhance the value equation of its brands. In February, a special price promotion was implemented in the southeast region to address Copenhagen’s and Skoal’s value equation. In March, USSTC announced a national wholesale incentive program that lowered the list price of some of USSTC’s brands, including Copenhagen and Skoal, by $0.62 per can, effective March 29, 2009.

Excluding exit, integration and UST acquisition-related costs totaling $128 million, adjusted OCI for the smokeless products segment was $126 million, as shown in Table 7 below.

Table 7 – Smokeless Products: OCI ($ Millions)
First Quarter
2009
Reported OCI	$(2)
Exit and integration costs	116
UST acquisition-related costs	12

Adjusted OCI	$126

USSTC’s domestic MST shipment volume of 151.5 million cans was 5.3% lower than the prior-year period, but was estimated to be essentially flat when adjusted for changes in trade inventories and promotional programs, as well as increased product returns. In March, USSTC’s shipment volume was negatively impacted as wholesalers and retailers reduced their smokeless product inventories in anticipation of the April 1, 2009 FET increase. USSTC believes that trade inventory levels were reduced towards the end of the quarter to minimize floor tax payments. USSTC’s MST volume was also negatively impacted by the discontinuation of multi-pack deals and increased product returns relating to PM USA’s sales force assuming retail responsibilities in a broader store set than USSTC’s sales force. USSTC believes that total MST industry volume continued to grow at an estimated rate of 6% to 7%.

USSTC’s premium MST retail share stabilized in the southeast region following the increased investment spending of the special price promotion. On a national basis, USSTC’s total MST retail share in the first quarter of 2009 was down sequentially 0.3 share points versus the fourth quarter of 2008. Copenhagen’s and Skoal’s national MST retail share each declined sequentially 0.2 share points versus the fourth quarter of 2008. MST retail share results are based on a new retail tracking service provided by Information Resources, Inc.

USSTC’s MST volume and retail share results are summarized in Table 8 below.

Table 8 – Moist Smokeless Tobacco: Volume and Retail Share

	Volume (Million Cans)			Retail Share
	2009*	2008**	Change	Q1 2009	Q4 2008	Change
Skoal	63.8	68.5	(6.9)%	24.9	25.1	(0.2) pp
Copenhagen	61.5	65.8	(6.5)%	24.0	24.2	(0.2) pp
Red Seal/Other	26.2	25.6	2.3%	8.4	8.3	0.1 pp

Total MST	151.5	159.9	(5.3)%	57.3	57.6	(0.3) pp

Note: Volume includes cans sold as well as promotional units, and excludes international volume. *Includes volume for January 1-5, 2009 representing domestic volume shipped by USSTC when it was owned by UST (10.9 million cans). **First quarter of 2008 represents domestic volume shipped by USSTC when it was owned by UST. Retail share performance (full quarterly results) is based on data from Information Resources, Inc., InfoScan Moist Smokeless Tobacco Database for Food, Drug, Mass Merchandisers (excluding Wal-Mart) and Convenience trade classes, which tracks MST market share performance.

In the first quarter of 2009, PM USA revamped the Marlboro Snus concept with new packaging, product enhancements and pricing. PM USA replaced existing Marlboro Snus products in the Dallas and Indianapolis test markets with this redesigned product and expanded into a new test market in Arizona in January 2009. Marlboro Snus is a spit-free, smokeless tobacco pouch alternative designed especially for adult smokers.

CIGARS

2009 First-Quarter Results

Cigars net revenues increased 26.4% to $115 million and revenues net of excise taxes increased 30.3% to $99 million, due to higher pricing and higher volume. Cigars revenues are summarized in Table 9 below.

Table 9 – Cigars: Revenues ($ Millions)

	First Quarter
	2009	2008	Change
Net Revenues	$115	$91	26.4%
Excise taxes	(16)	(15)

Revenues net of excise taxes	$99	76	30.3%

Reported OCI for cigars increased 31.7% versus the prior-year period to $54 million, due to higher pricing and higher volume, partially offset by increased costs related to the introduction of new retail and wholesale trade programs. Excluding integration costs, cigars OCI increased 32.6% versus the prior-year period to $57 million, as shown in Table 10 below.

Table 10 – Cigars: Revenues ($ Millions)

	First Quarter
	2009	2008	Change
Reported OCI	$54	$41	31.7%
Integration costs	3	2

Adjusted OCI	$57	$43	32.6%

Adjusted OCI margin*	57.6%	56.6%	1.0 pp

*Adjusted OCI margins are calculated as adjusted OCI, divided by revenues net of excise taxes.

In the first quarter of 2009, Middleton’s total machine-made large cigars shipment volume grew 10.4% versus the prior-year period to 345 million units. Unlike cigarettes and moist smokeless tobacco, there was no floor tax in the FET increase for machine-made large cigars. Accordingly, Middleton believes that its cigar volume growth reflects wholesale inventory accumulation in advance of the FET increase and new product pipeline volume for Black & Mild Wood Tip. In April, wholesalers began depleting their inventories of Middleton’s cigars built up in the first quarter of 2009. Middleton believes that total machine-made large cigars industry volume continued to grow at an estimated rate of 4%.

Effective with the first quarter of 2009, cigar retail share results are based on a new retail tracking service provided by Information Resources, Inc. This new service was developed to provide a representation of retail business performance in key trade channels. Market share data for 2008 has been restated to reflect this new service.

Middleton achieved a 28.5% retail share of the machine-made large cigars segment in the first quarter of 2009, up 0.8 share points versus the prior-year period. First-quarter retail share for Black & Mild increased 0.9 share points versus the prior-year period to 27.9% of the machine-made large cigar segment.

First-quarter cigar volume and retail share results are summarized in Table 11 below.

Table 11 – Cigars: Volume and Retail Share

	First Quarter
	Volume (Million Units)			Retail Share*
	2009	2008	Change	2009	2008	Change
Black & Mild	336	303	10.7%	27.9	27.0	0.9 pp

Total Cigars	345	312	10.4%	28.5	27.7	0.8 pp

*Retail share performance is based on data from Information Resources, Inc., InfoScan Cigar Database for Food, Drug, Mass Merchandisers (excluding Wal-Mart) and Convenience trade classes, which tracks machine-made large cigars market share performance. Percent volume change calculation is based on units to the nearest hundred-thousand.

WINE

First-Quarter Results

Altria acquired UST and its premium wine business, SMWE, on January 6, 2009. As a result, SMWE’s financial results from January 6 through March 31, 2009 are included in Altria’s 2009 first quarter consolidated and segment results.

Net revenues for the wine segment were $75 million. The wine segment’s reported first-quarter OCI was $1 million, which included UST acquisition-related charges of $8 million. Adjusted for these charges, adjusted OCI was $9 million.

SMWE’s wine shipment volume of approximately 1.2 million cases was 7.2% lower than the prior-year period. Several factors negatively impacted SMWE shipment volume in the first quarter of 2009. SMWE suspended shipments during the first week of January 2009 to take inventory prior to the closing of the acquisition of UST by Altria. In addition, wholesalers purchased wine in advance of this suspension, and also further reduced their SMWE inventories in the first quarter of 2009. SMWE’s volume from wholesale to retail was up approximately 6% and retail volume as measured by Nielsen Total Wine Database – U.S. Food & Drug, was up approximately 11% in the first quarter of 2009 versus the prior-year period. First-quarter wine volume results are summarized in Table 12 below.

Table 12 – Wine: Volume (Cases in Thousands)

	2009	2008	Change
Chateau Ste. Michelle	370	398	(7.0)%
Columbia Crest	403	446	(9.6)%
Other Wines	406	427	(4.9)%

Total Wine	1,179	1,271	(7.2)%

Note: Volume from first quarter of 2008 represents domestic volume shipped by SMWE when it was owned by UST.

FINANCIAL SERVICES

2009 First-Quarter Results

Reported OCI for the financial services segment increased $46 million versus the prior-year period to $120 million, due to higher gains on asset sales. Additionally, all lessees are current on their lease obligations and there were no changes to the allowance for losses.

Altria’s financial services business, PMCC, remains focused on managing its portfolio of leased assets in order to maximize financial contributions to Altria. PMCC is not making new investments and expects that its OCI will vary over time as investments mature or are sold.

Altria’s Profile

Altria directly or indirectly owns 100% of each of Philip Morris USA, U.S. Smokeless Tobacco Company, John Middleton Co., Ste. Michelle Wine Estates, and Philip Morris Capital Corporation. In addition, Altria holds a 28.5% economic and voting interest in SABMiller plc.

The brand portfolio of Altria’s tobacco operating companies includes such well-known names as Marlboro, Copenhagen, Skoal and Black & Mild. Ste. Michelle Wine Estates produces and markets premium wines sold under 20 different labels including Chateau Ste. Michelle, Columbia Crest, Stag’s Leap Wine Cellars and Erath, as well as exclusively distributes and markets Antinori products in the United States. Trademarks and service marks related to Altria referenced in this release are the property of, or licensed by, Altria or its subsidiaries. More information about Altria is available at www.altria.com.

Forward-Looking and Cautionary Statements

This press release contains projections of future results and other forward-looking statements that involve a number of risks and uncertainties and are made pursuant to the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995.

Important factors that may cause actual results and outcomes to differ materially from those contained in the projections and forward-looking statements included in this press release are described in Altria’s publicly filed reports, including its Annual Report on Form 10-K for the year ended December 31, 2008. These factors include the following: Altria’s tobacco businesses (PM USA, USSTC and Middleton) are subject to intense price competition; changes in consumer preferences and demand for their products; fluctuations in raw material availability, quality and cost; fluctuations in levels of customer inventories; the effects of global, national and local economic and market conditions; changes to income tax laws; legislation, including actual and potential federal and state excise tax increases; increasing marketing and regulatory restrictions; the effects of price increases related to excise tax increases and concluded tobacco litigation settlements on consumption rates and consumer preferences within price segments; health concerns relating to the use of tobacco products and exposure to environmental tobacco smoke; governmental regulation; privately imposed smoking restrictions; and governmental and grand jury investigations. Their results are dependent upon their continued ability to promote brand equity successfully; to anticipate and respond to new consumer trends; to develop new products and markets and to broaden brand portfolios in order to compete effectively; and to improve productivity.

There can be no assurance that Altria will achieve the synergies expected of the UST acquisition or that the integration of UST will be successful.

Altria’s subsidiaries continue to be subject to litigation, including risks associated with adverse jury and judicial determinations, courts reaching conclusions at variance with the companies’ understanding of applicable law and bonding requirements in the limited number of jurisdictions that do not limit the dollar amount of appeal bonds.

Altria cautions that the foregoing list of important factors is not complete and does not undertake to update any forward-looking statements that it may make. All subsequent written and oral forward-looking statements attributable to Altria or any person acting on its behalf are expressly qualified in their entirety by the cautionary statements referenced above.

CONTACT:

Clifford B. Fleet

Vice President, Investor Relations

804-484-8222

Daniel R. Murphy

Director, Investor Relations

804-484-8222

SOURCE: Altria Group, Inc.

Schedule 1

ALTRIA GROUP, INC.

and Subsidiaries

Consolidated Statements of Earnings

For the Quarters Ended March 31,

(in millions, except per share data)

(Unaudited)

	2009	2008	% Change
Net revenues	$4,523	$4,410	2.6%
Cost of sales	1,770	1,887	(6.2)%
Excise taxes on products (*)	711	806	(11.8)%

Gross profit	2,042	1,717	18.9%
Marketing, administration and research costs	604	551
Exit costs	122	11

Operating companies income	1,316	1,155	13.9%
Amortization of intangibles	6	2
General corporate expenses	53	97
Acquisition-related transaction costs	60	—
Gain on sale of corporate headquarters building	—	(404)
Corporate exit costs	6	247

Operating income	1,191	1,213	(1.8)%
Interest and other debt expense (income), net	336	(16)
Loss on early extinguishment of debt	—	393
Equity earnings in SABMiller	(106)	(143)

Earnings from continuing operations before income taxes	961	979	(1.8)%
Provision for income taxes	372	365	1.9%

Earnings from continuing operations	589	614	(4.1)%
Earnings from discontinued operations, net of income taxes	—	1,901

Net earnings	589	2,515	(76.6)%
Net earnings attributable to noncontrolling interests	—	(61)

Net earnings attributable to Altria Group, Inc.	$589	$2,454	(76.0)%

Amounts attributable to Altria Group, Inc. stockholders:
Earnings from continuing operations	$589	$614
Earnings from discontinued operations	—	1,840

Net earnings attributable to Altria Group, Inc.	$589	$2,454

Per share data:
Basic earnings per share:
Continuing operations	$0.28	$0.29	(3.4)%
Discontinued operations	—	0.87

Net earnings attributable to Altria Group, Inc.	$0.28	$1.16	(75.9)%

Diluted earnings per share:
Continuing operations	$0.28	$0.29	(3.4)%
Discontinued operations	—	0.87

Net earnings attributable to Altria Group, Inc.	$0.28	$1.16	(75.9)%

Weighted average diluted shares outstanding	2,067	2,118	(2.4)%

(*)	The segment detail of excise taxes on products sold is shown in Schedule 2.

Schedule 2

ALTRIA GROUP, INC.

and Subsidiaries

Selected Financial Data by Reporting Segment

For the Quarters Ended March 31,

(dollars in millions)

(Unaudited)

	Net Revenues
	Cigarettes	Smokeless Products	Cigars	Wine	Financial Services	Total
2009	$3,896	$298	$115	$75	$139	$4,523
2008	$4,233	$—	$91	$—	$86	$4,410
% Change	(8.0)%	—	26.4%	—	61.6%	2.6%

Reconciliation:
For the quarter ended March 31, 2008	$4,233	$—	$91	$—	$86	$4,410

Operations	(337)	298	24	75	53	113

For the quarter ended March 31, 2009	$3,896	$298	$115	$75	$139	$4,523

(*) The detail of excise taxes on products sold is as follows:
2009	$680	$12	$16	$3	$—	$711
2008	$791	$—	$15	$—	$—	$806

Schedule 3

ALTRIA GROUP, INC.

and Subsidiaries

Selected Financial Data by Reporting Segment

For the Quarters Ended March 31,

(dollars in millions)

(Unaudited)

	Operating Companies Income
	Cigarettes	Smokeless Products	Cigars	Wine	Financial Services	Total
2009	$1,143	$(2)	$54	$1	$120	$1,316
2008	$1,040	$—	$41	$—	$74	$1,155
% Change	9.9%	—	31.7%	—	62.2%	13.9%

Reconciliation:

For the quarter ended March 31, 2008	$1,040	$—	$41	$—	$74	$1,155

Exit costs—2008	11	—	—	—	—	11
Integration costs—2008	—	—	2	—	—	2
Implementation costs—2008	15	—	—	—	—	15

	26	—	2	—	—	28

Exit costs—2009	(19)	(101)	—	(2)	—	(122)
Integration costs—2009	—	(15)	(3)	(1)	—	(19)
Implementation costs—2009	(18)	—	—	—	—	(18)
Acquisition-related costs—2009	—	(12)	—	(5)	—	(17)

	(37)	(128)	(3)	(8)	—	(176)

Operations	114	126	14	9	46	309

For the quarter ended March 31, 2009	$1,143	$(2)	$54	$1	$120	$1,316

Schedule 4

ALTRIA GROUP, INC.

and Subsidiaries

Continuing Earnings and Diluted Earnings Per Share

For the Quarters Ended March 31,

(dollars in millions, except per share data)

(Unaudited)

	Net Earnings	Diluted E.P.S.
2009 Continuing Earnings	$589	$0.28
2008 Continuing Earnings	$614	$0.29
% Change	(4.1)%	(3.4)%

Reconciliation:
2008 Continuing Earnings	$614	$0.29

2008 Exit, integration and implementation costs	172	0.08
2008 Gain on sale of corporate headquarters building	(263)	(0.12)
2008 Loss on early extinguishment of debt	256	0.12

	165	0.08

2009 Exit, integration and implementation costs	(105)	(0.05)
2009 Acquisition-related costs	(117)	(0.06)

	(222)	(0.11)

Change in shares	—	0.01
Change in tax rate	3	—
Operations	29	0.01

2009 Continuing Earnings	$589	$0.28

2009 Continuing Earnings Adjusted For Special Items	$811	$0.39
2008 Continuing Earnings Adjusted For Special Items	$779	$0.37
% Change	4.1%	5.4%

Schedule 5

ALTRIA GROUP, INC.

and Subsidiaries

Condensed Consolidated Balance Sheets

(dollars in millions)

(Unaudited)

	March 31, 2009	December 31, 2008
Assets
Cash and cash equivalents	$3,858	$7,916
Inventories	2,033	1,069
Deferred income taxes	1,751	1,690
Other current assets	437	401
Property, plant and equipment, net	2,844	2,199
Goodwill and other intangible assets, net	17,150	3,116
Investment in SABMiller	4,354	4,261
Other long-term assets	1,155	1,080

Total consumer products assets	33,582	21,732
Total financial services assets	5,074	5,483

Total assets	$38,656	$27,215

Liabilities and Stockholders' Equity
Short-term borrowings	835	—
Current portion of long-term debt	375	135
Accrued settlement charges	5,034	3,984
Other current liabilities	3,360	3,023
Long-term debt	11,960	6,839
Deferred income taxes	3,824	351
Accrued postretirement health care costs	2,326	2,208
Other long-term liabilities	2,834	2,601

Total consumer products liabilities	30,548	19,141
Total financial services liabilities*	5,295	5,246

Total liabilities	35,843	24,387
Redeemable noncontrolling interest	32	—
Total stockholders' equity	2,781	2,828

Total liabilities and stockholders' equity	$38,656	$27,215

Total consumer products debt	$13,170	$6,974
Total debt	$13,670	$7,474

*	Includes $500 million of Eurodollar bonds that mature in July 2009.